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                                   EXHIBIT B

                                 AMENDMENT NO. 1
                                       TO
                         SERIES A CONVERTIBLE PREFERRED
                            STOCK PURCHASE AGREEMENT



        This Amendment No. 1 (the "Amendment") to the Series A Convertible Preferred Stock Purchase Agreement (the "Agreement") among AEW Partners, L.P., Bedford Property Investors, Inc. and Peter B. Bedford, originally dated as of May 18, 1995, is entered into this 11th day of September, 1995.

        The parties hereto wish to amend the Agreement.

        The parties hereto hereby agree as follows:

                                    AGREEMENT

        1. The second sentence of Section 4.6 of the Agreement is hereby deleted in its entirety.

        2. Section 6 of the Agreement is hereby amended by adding thereto, as
Section 6.9, the following:

                6.9 REIT OWNERSHIP. During the period that AEW or its Preclosing Affiliate continues to own Shares representing more than 5% of the value of the outstanding shares of the Company, applying the stock ownership rules of Code Section 856(h) AEW or its Preclosing Affiliate shall continue to be treated as a partnership and no partner of AEW or member of its Preclosing Affiliate (other than AEW) will be treated as the owner of more than 8.2% of the Outstanding Shares of the Company; provided, however, that this percentage will be reduced in proportion to the reduction in the Outstanding Shares resulting from any redemption of the Shares.

        3. Section 10.1 of the Agreement is hereby amended by replacing the date "September 15, 1995" in each place where it appears with the date "September 30, 1995".



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        The parties hereto have executed this Amendment as of the date first written above.

                                            AEW PARTNERS, L.P, a Delaware
                                            limited partnership

                                            By:  AEW/L.P., a Delaware limited
                                                 partnership
                                            Its: General Partner

                                                 By:  AEW, INC., a Delaware
                                                      corporation
                                                 Its: General Partner

                                                      By:/s/ Patrick J. Sullivan
                                                         -----------------------
                                                         Patrick J. Sullivan
                                                           Vice President

                                            BEDFORD PROPERTY INVESTORS


                                            By:  /s/ Peter B. Bedford
                                               ---------------------------------
                                               Peter B. Bedford
                                            Its: Chief Executive Officer



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